Exhibit 15.1

[Letterhead of Deloitte & Touche LLP]

January 22, 2001

To the Board of Directors and Shareholders
The Boeing Company
Seattle, Washington

We have made reviews, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of The Boeing Company and subsidiaries for the three-month periods ended March 31, 2000 and 1999, June 30, 2000 and 1999, and September 30, 2000 and 1999, as indicated in our reports dated April 27, 2000, July 21, 2000, and November 3, 2000, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000, and September 30, 2000, are being used in this Registration Statement.

We are also aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP